Exhibit 99.1

GlobalSantaFe Corporation        15375 Memorial Drive        Houston, Texas 77079        Tel 281.925.6000        Fax 281.925.6450

GlobalSantaFe and Transocean Announce Court Approval and Tentative Closing Date for Pending Merger

HOUSTON, Nov. 20, 2007 – GlobalSantaFe Corporation (NYSE: GSF) and Transocean Inc. (NYSE: RIG) announced that they received approval today from the Grand Court of the Cayman Islands of the proposed merger of GlobalSantaFe with a wholly owned subsidiary of Transocean and related transactions. The parties have tentatively scheduled to complete the transactions on Nov. 27, 2007. The proposed merger remains the subject of an investigation by the Office of Fair Trading for the United Kingdom (OFT), and the tentative closing date remains subject to various closing conditions.

GlobalSantaFe and Transocean expect that prior to Nov. 27, 2007, the OFT will announce its decision whether the merger raises competitive issues that could, in the absence of appropriate undertakings by the parties, warrant a reference to the Competition Commission of the United Kingdom (Competition Commission) for further review. There can be no assurance at this time (a) as to whether the OFT will refer the merger to the Competition Commission, (b) concerning the timing of any such referral decision or (c) as to whether any divestitures or other undertakings will be required by the OFT in order to avoid such a referral or by the Competition Commission in the event the merger is referred.

About GlobalSantaFe

GlobalSantaFe is one of the largest offshore oil and gas drilling contractors and the leading provider of drilling management services worldwide. The company owns or operates a contract drilling fleet of 37 premium jackup rigs; six heavy-duty, harsh environment jackups; 11 semisubmersibles and three dynamically positioned, ultra-deepwater drillships, as well as two semisubmersibles owned by third parties and operated under a joint venture agreement. In addition, it is scheduled to take delivery of a new ultra-deepwater semisubmersible in 2009 and a new ultra-deepwater drillship in 2010. For more information about GlobalSantaFe, go to http://www.globalsantafe.com.

About Transocean

Transocean Inc. is the world’s largest offshore drilling contractor with a fleet of 81 mobile offshore drilling units. The company’s mobile offshore drilling fleet, consisting of a large number of high-specification deepwater and harsh environment drilling units, is considered one of the most modern and versatile in the world due to its emphasis on technically demanding segments of the offshore drilling business. The company’s fleet consists of 33 High-Specification Floaters (semisubmersibles and drillships), 19 Other Floaters, 25 Jackups and other assets utilized in the support of offshore drilling activities worldwide. The company also has six High-Specification Drillships under construction. With a current equity market capitalization in excess of $34 billion, Transocean Inc.’s ordinary shares are traded on the New York Stock Exchange under the symbol “RIG.”

Forward-Looking Statements

Statements included in this news release regarding the completion of the proposed transaction, benefits, opportunities, timing and effects of the transaction, and other statements that are not historical facts, are forward-looking statements. These statements involve risks and uncertainties including, but not limited to, actions by regulatory authorities or other third parties, consummation of financing, satisfaction of closing conditions, and other factors detailed in risk factors and elsewhere in the companies’ joint proxy statement dated Oct. 2, 2007 and both companies’ Annual Reports on Form 10-K and their respective other filings with the Securities and Exchange Commission. Should one or more of these risks or uncertainties materialize (or the other consequences of such a development worsen), or should underlying assumptions prove incorrect, actual outcomes may vary materially from those forecasted or expected. Both companies disclaim any intention or obligation to update publicly or revise such statements, whether as a result of new information, future events or otherwise.

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Contact Information

For GlobalSantaFe

Investors:	Media:

Richard Hoffman	Jeff Awalt
281-925-6441	281-925-6448

For Transocean

Investors:	Media:

Gregory S. Panagos	Guy A. Cantwell
713-232-7551	713-232-7647